Exhibit 4.1
SIXTH AMENDMENT TO RIGHTS AGREEMENT
1.	GENERAL BACKGROUND. In accordance with Section 27 of the Rights Agreement between American Stock Transfer & Trust Company, LLC (the “Rights Agent”) and Pennichuck Corporation (“Pennichuck” or the “Company”), as amended from time to time (the “Agreement”), which Agreement was originally adopted on April 20, 2000, Pennichuck desires to amend the Agreement to give the Board of Directors of Pennichuck the right to grant a shareholder an exemption to the definition of “Acquiring Person” under the Agreement, subject to certain terms and conditions (if any), at the sole discretion of the Board of Directors of Pennichuck.
2.	EFFECTIVENESS. This Amendment shall be effective as of March 2, 2009 (the “Amendment”) and all defined terms and definitions in the Agreement shall be the same, and have the same full force and effect, in the Amendment except as specifically revised by this Amendment.
3.	REVISION. The paragraph in Section 1 of the Agreement, “Certain Definitions,” that defines “Acquiring Person” is hereby deleted in its entirety and replaced with the following:
“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing, (1) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 15% of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of more than 15% of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the forgoing provisions of this paragraph has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an “Acquiring Person” for any purposes of this Agreement; and (3) “Acquiring Person” shall not mean for any purposes under this Agreement any Person who or which the Board of Directors of the Company in its sole discretion determines should be exempted from the definition of “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph; provided, however, that the Board of Directors may make such exemption subject to such terms and conditions, if any, which the Board of Directors may establish.
4.	This Amendment may be executed in one or more counterparts via facsimile, each of which will be deemed an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.
5.	Except as otherwise amended hereby, the Agreement and all schedules, exhibits and amendments thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of this 27th day of February, 2009.

PENNICHUCK CORPORATION	AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Rights Agent

/s/ Duane C. Montopoli	/s/ Herbert Lemmer
By: Duane C. Montopoli	By: Herbert Lemmer
Title: President & CEO	Title: Corporation Counsel